SUBSIDIARIES OF THE REGISTRANT

Isla Escondida, S.A., a Costa Rica corporation

Top Sports, S.A., a Dominican Republic corporation (99.94% owned)

eConnect Caribbean, S.A. (75% owned)

PowerClick, Inc., a Nevada corporation (80% owned)